UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   May 22, 2008

FOREST OIL CORPORATION

(Exact name of registrant as specified in its charter)

New York

(State or other jurisdiction of incorporation)

1-13515	25-0484900
(Commission File Number)	(IRS Employer Identification No.)

707 17th Street, Suite 3600, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

303.812.1400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.                                          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 22, 2008, Forest closed its previously announced private placement of an additional $250 million in aggregate principal amount of 7.25% Senior Notes due 2019 (the “Additional Notes”).  Forest intends to use the net proceeds of the Additional Notes offering of approximately $247 million (which is net of initial purchaser discounts and estimated expenses, and which excludes accrued interest from December 15, 2007), together with borrowings under its bank credit facilities, to repay its 8% Senior Notes due 2008, upon maturity on June 15, 2008.    Pending such use, Forest will apply the net proceeds to reduce borrowings under its bank credit facilities.

The Additional Notes were issued under an indenture (the “Indenture”) dated as of June 6, 2007, among Forest, Forest Oil Permian Corporation, a wholly owned subsidiary of Forest (“Forest Permian”), as subsidiary guarantor, and U.S. Bank National Association, as trustee (the “Trustee”), which also governs Forest’s outstanding $750 million in aggregate principal amount of 7.25% Senior Notes due 2019, issued in June 2007 (the “Original Notes” and, together with the Additional Notes, the “Notes”).  The Additional Notes are general senior obligations of Forest, rank equally in right of payment with Forest’s existing and future senior indebtedness, rank senior in right of payment to all subordinated indebtedness, and are structurally subordinated in right of payment to Forest’s secured indebtedness, including its obligations under its bank credit facilities, to the extent of collateral securing such indebtedness, and all of the existing and future indebtedness and other liabilities of any Forest subsidiaries that do not guarantee the Additional Notes.

On the date of issue, the Additional Notes were jointly and severally guaranteed by Forest Permian on an unsecured basis.  In the future, any existing and future subsidiaries may deliver guarantees and any such guarantees may be released or terminated under certain circumstances.  Each subsidiary guarantee will have the same ranking with respect to the subsidiary’s indebtedness as the Additional Notes will have with respect to Forest’s indebtedness.

Interest on the Additional Notes will accrue from December 15, 2007 and is payable on June 15 and December 15 of each year, beginning June 15, 2008.  The purchase price for the Additional Notes included accrued interest from December 15, 2007 of approximately $7.9 million. The Notes will mature on June 15, 2019.

Forest may redeem up to 35% of the Notes (including the Original Notes) at any time prior to June 15, 2010, on one or more occasions, with the proceeds from certain equity offerings at a redemption price equal to 107.25% of the principal amount of the Notes, plus accrued but unpaid interest, if at least 65% of the aggregate principal amount of the Notes issued under the Indenture remain outstanding after such redemption and the redemption occurs within 120 days of the closing of any such equity offering.

Forest may redeem all or a part of the Notes at any time beginning on or after June 15, 2012 if redeemed during the twelve-month period beginning on June 15 of the years indicated below at the prices set forth below, expressed as percentages of the principal amount redeemed, plus accrued but unpaid interest:

2012	103.625%
2013	102.417%
2014	101.208%
2015	and thereafter 100.000%

Forest may also redeem all or a part of the Notes at a price equal to the principal amount plus a “make whole” premium, at any time prior to June 15, 2012, using a discount rate of the Treasury rate plus 0.50%, plus accrued but unpaid interest.

If Forest experiences a change of control (as defined in the Indenture), subject to certain exceptions, Forest must give holders of the Notes the opportunity to sell to Forest their Notes, in whole or in part, at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest.

Forest and its restricted subsidiaries are subject to certain negative covenants under the Indenture governing the Notes.  The Indenture limits the ability of Forest and each of its restricted subsidiaries to, among other things: incur additional indebtedness, create certain liens, make certain types of “restricted payments”, make investments, sell assets, enter into agreements that restrict dividends or other payments from its subsidiaries to itself, consolidate, merge or transfer all or substantially all of its assets, engage in transactions with affiliates, and pay dividends or make other distributions on capital stock or subordinated indebtedness.

If the restrictive legend on the Additional Notes has not been removed and the Additional Notes are not freely tradable (by persons other than affiliates of Forest) as of the 366th day after the date the Additional Notes are issued,  Forest and Forest Permian have agreed to file a registration statement with the Securities and Exchange Commission so that the holders of the Additional Notes can exchange the Additional Notes for registered notes that have substantially identical terms as the Additional Notes and exchange the guarantee provided by Forest Permian for a registered guarantee having substantially the same terms as the original guarantee.

Forest intends to file the registration rights agreement as an Exhibit to its next quarterly report on Form 10-Q.  Forest previously filed the Indenture and Form of Global Note as Exhibits to it Quarterly Form 10-Q for the quarterly period ended June 30, 2007, as Exhibit 4.1 and Exhibit Form 4.3, respectively (SEC File No. 001-13515).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOREST OIL CORPORATION
(Registrant)

Dated:	May 22, 2008	By	/s/ CYRUS D. MARTER IV
Cyrus D. Marter IV
Senior Vice President, General
Counsel and Secretary